THIS SHARE PURCHASE AGREEMENT dated for reference the 14th day of September, 2007.

AMONG:

GRAVHAVEN LIMITED, a Cayman Islands corporation and a shareholder of 2146281 ONTARIO INC., an Ontario corporation having an address of c/o St. Georges Trust Company Limited, 27 Reid Street, P.O. Box HM 3051, Hamilton, HMNX Bermuda

(the “Vendor”)

AND:

2146281 ONTARIO INC., an Ontario corporation having a registered office at Suite 701 – 130 Adelaide Street West, Toronto, Ontario, Canada M5H 2K4

(the “Company”)

AND:

CONSCIOUS INTENTION INC., a Nevada corporation having an address of 6620 Lake Washington Blvd., Suite 301, Kirkland, Washington, USA 98033

(the “Purchaser”)

AND:

Andrew Hamilton, an individual

WHEREAS:

A.
The Vendor is the registered and beneficial owner of 100 shares of common stock of the Company which represent all of the issued and outstanding shares in the capital of the Company (the “Shares”); and

B.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that it is hereby agreed by and between the parties as follows:

1.	INTERPRETATION

1.1	In this Agreement, except as otherwise expressly provided:

(a)	“Agreement” means this Share Purchase Agreement, including the preamble and the Schedules hereto, as it may from time to time be supplemented or amended and in effect;

(b)	all references in this Agreement to a designated “Section” or other subdivision or to a Schedule is to the designated Section or other subdivision of, or Schedule to, this Agreement;

(c)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

(d)
the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)
the singular of any term includes the plural, and vice versa; the use of any term is equally applicable to any gender and, where applicable, a body corporate; the word “or” is not exclusive; the word “including” means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word, and the word “include” and its derivatives will be construed accordingly; the expression “to the knowledge of” or any similar expression as applied to a corporation or individual, refers to:

(i)
in the case of an individual, the knowledge as at the relevant date that such individual had or would have had had he exercised due diligence in making enquiries in relation to the matter in question from all sources of information likely to provide him with knowledge of same; and

(ii)	in the case of a corporate person, the knowledge (as aforementioned) of a director or officer thereof as at the relevant date;

(f)	any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principles applicable in Canada;

(g)	except as otherwise provided, any dollar amount referred to in this Agreement means the lawful currency of the United States; and

(h)	any other term defined within the text of this Agreement has the meaning so ascribed.

1.2	The following are the Schedules to this Agreement, form part of this Agreement and are incorporated herein by reference:

(a)	Schedule A – Financial Statements of the Company;

(b)	Schedule B – Assets of the Company;

(c)	Schedule C – Material Contracts of the Company, and

(d)	Schedule D – Definition of “NMR”.

2.	PURCHASE AND SALE

2.1
On the basis of the warranties and representations of the Vendor set forth in this Agreement and subject to the terms and conditions of this Agreement, on the Closing Date (hereinafter defined), the Purchaser agrees to purchase from the Vendor and the Vendor agrees to sell to the Purchaser the Shares.

3.	PURCHASE PRICE

3.1
The purchase price of the Shares (the “Purchase Price”) shall be payable by the Purchaser by granting the Vendor a 7% NMR, as defined in Schedule D on the properties and claims described in the Material Contracts listed in Schedule C and by the issuance of 1,250,000 shares of common stock of the Purchaser, after giving effect to the 52 for 1 forward stock split (“Forward Split”) referred to in this Agreement, to be issued pursuant to the Material Contracts (the “Purchase Price Shares”).

4.	CLOSING

4.1	The closing date is scheduled to be September 28, 2007 (the “Closing Date”) or such other date as the parties hereto may agree in writing.

5.	WARRANTIES AND REPRESENTATIONS OF THE VENDOR AND THE COMPANY

5.1
Each of the Vendor and the Company, jointly and severally therewith, warrant and represent to the Purchaser with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein, that:

(a)
the Vendor is the sole registered and beneficial owner of the Shares and no person has any interest, legal or beneficial, direct or indirect, in any shares of, or the assets or business of, the Company;

(b)
the Shares are validly issued and outstanding as fully paid and non-assessable in the capital of the Company and are free and clear of all liens, any actual, pending or threatened hold periods, trading restrictions, lien charges, claims, options, set-offs, encumbrances, voting agreements, voting trusts, escrow restrictions or other limitations or restrictions of any nature whatsoever, except as expressly provided for or disclosed herein;

(c)	the Vendor does not have any interest, legal or beneficial, direct or indirect, in any shares of, or the assets or business of, the Company other than the Vendor’s ownership of the Shares;

(d)
the Vendor has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and will on the Closing Date have the right to transfer the legal and beneficial title and ownership of the Shares to the Purchaser;

(e)
no person, firm, corporation or entity of any kind has or will have on or after the Closing Date any agreement, right or option, consensual or arising by law, present or future, contingent, pre-emptive or absolute, or capable of becoming an agreement, right or option to require the Vendor to sell or otherwise transfer any of the Vendor's interest in the Shares;

(f)	the Vendor is an “Accredited Investor”, as the term is defined in Rule 501 of Regulation D under the Securities Act of 1933 (the “1933 Act”);

(g)
the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario, and has the power, authority and capacity to enter into this Agreement and to carry out its terms;

(h)
the authorized capital of the Company consists of 10,000 common shares, with par value of $1.00 per share, of which 100 common shares have been validly issued, are outstanding and are fully paid and non-assessable;

(i)	the Shares represent 100% of the issued and outstanding share capital of the Company;

(j)
the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(k)
no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby;

(l)
the Vendor does not have any specific information relating to the Company which is not generally known or which has not been disclosed to the Purchaser and which if known could reasonably be expected to have a material adverse effect on the value of the Shares or on the Company as a whole;

(m)
neither the Company, nor the Vendor have made any untrue statement to the Purchaser nor has any of them failed to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being materially false or misleading in the circumstances in which it was made;

(n)	to the best of the Vendor’s knowledge, all of the assets of the Company are in good working order and contain no latent defects;

(o)	neither the Company, nor the Vendor are aware of any infringement by the Company of any registered patent, trademark or copyright;

(p)
no person, firm, corporation or entity of any kind has or will have on or after the Closing Date any agreement, right or option, consensual or arising by law, present or future, contingent, pre-emptive or absolute, or capable of becoming an agreement, right or option:

(i)
to require the Company to issue any further or other shares in its capital or any other security or interest convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Company;

(ii)	for the issue or allotment of any of the authorized but unissued shares in the capital of the Company;

(iii)	to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of the Company; or

(iv)	to purchase or otherwise acquire any shares in the capital of the Company;

(q)	the Company, and no other party, owns all intellectual property assets and other property necessary for the operation of the business of the Company as it is currently conducted;

(r)	the Company is registered to carry on business in all jurisdictions in which it currently carries on business;

(s)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)	conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of the Company,

(ii)
conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Company or the Vendor are subject or constitute or result in a default under any agreement, contract or commitment to which the Company or the Vendor is a party,

(iii)
subject to obtaining any necessary consents of applicable regulatory authorities, give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any agreement, contract, or commitment to which the Company is a party,

(iv)
give to any government or governmental authority, including any governmental department, commission, bureau, board, or administrative agency any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to any of the entities and which is necessary or desirable in connection with the conduct and operation of the business of the Company as currently conducted, or

(v)
subject to obtaining any necessary consents of applicable regulatory authorities, constitute a default by the Company or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any indebtedness of the Company which would give any person the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

(t)
the audited financial statements of the Company for the period from inception to August 31, 2007 attached as which will be attached hereto as Schedule A no later than the Closing (collectively, the “Financial Statements”) were prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with prior reporting periods, are true and correct in every material respect and present fairly and accurately the financial condition and position of the Company as at the date thereof and the results of the operations of the Company;

(u)
the Company has good and marketable title to all of the assets as listed in Schedule B attached hereto, and such assets are free and clear of any financial encumbrances, except as disclosed in the Financial Statements;

(v)
other than approvals and filings required under applicable securities laws, no authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or court, and no registration, declaration or filing by the Company with any such governmental authority, regulatory body or court is required in order for the Company to complete the contemplated purchase and sale, to duly perform and observe the terms and provisions of this Agreement, and to render this Agreement legal, valid, binding and enforceable in accordance with its terms;

(w)
there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending, or to the knowledge of the Vendor, threatened against or affecting the Company at law or in equity or before or by any court or federal, state, municipal or other governmental authority, department, commission, board, tribunal, bureau or agency;

(x)	the Company has not guaranteed, or agreed to guarantee, any indebtedness or other obligation of any person except as described in the Financial Statements;

(y)
the corporate records of the Company, as required to be maintained under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of the Company have been properly recorded in its books or filed with its records;

(z)
the Company holds all permits, licenses, consents and authorizations issued by any governmental authority which are necessary in connection with the operation of its businesses and the ownership of its properties and assets;

(aa)
the Company has filed all necessary tax returns and in all jurisdictions required to be filed, all returns affecting workers compensation with the appropriate agency, incorporation capital tax returns, if required, and any other material reports and information required to be filed by the Company with any governmental authority;

(bb)
the Company has paid all income, sales and capital taxes payable as and when due; the Company has withheld and remitted to tax collection authorities such taxes as are required by law to be withheld and remitted as and when due; the Company has paid all instalments of corporate taxes due and payable, and there is not presently outstanding nor does the Company expect to receive any notice of reassessment from any applicable tax collecting authority;

(cc)
the Company has not declared or paid any dividends of any kind or declared or made any other distributions of any kind whatsoever including, by way of redemption, repurchase or reduction of its authorized capital;

(dd)
other than as disclosed in Schedule C attached hereto, the Company has outstanding any material contractual obligations whatsoever relating to or affecting the conduct of its businesses or any of its property or assets or for the purchase, sale or leasing of any property other than those contracts entered into by the Company in the course of its normal and ordinary day to day business;

(ee)
other than as disclosed in Schedule C attached hereto, there are no management contracts or consulting contracts to which the Company is a party or by which it is bound, and save and except as disclosed in the Financial Statements, no amount is payable or has been agreed to be paid by the Company to any person as remuneration, pension, bonus, share of profits or other similar benefit and no director, officer or member, or former director, officer or member, of the Company, nor any associate or affiliate of any such person, has any claim of any nature against, or indebted to, the Company;

(ff)
there has been no material adverse change in financial condition and position of the Company and no damage, loss, destruction or other change in circumstances materially affecting the business, property or assets of the Company or its right or capacity to carry on business since the date of the Financial Statements; and

(gg)	the Company has not waived or surrendered any right of substantial value and has not made any gift of money or of any property or assets.

5.2
The Vendor acknowledges that the Vendor has, either directly or indirectly, had access to and was entrusted with information (whether oral, written or by inspection) relating to the Company or its respective affiliates (the “Confidential Information”).  For the purposes of this Agreement, “Confidential Information” includes, without limitation, any and all intellectual property (including any trade secrets, patents, copyrights, trademarks, industrial designs, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data and specifications), technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable.  The Vendor acknowledges that the Confidential Information constitutes a proprietary right, which the Company and the Purchaser is entitled to protect.  Accordingly, the Vendor covenants and agrees until such time as the Confidential Information becomes publicly known and made generally available through no action or inaction of the Vendor, the Vendor will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company and the Purchaser in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.  The general prohibition contained in this Section 5.2 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of the Vendor; or

(c)
is compelled by applicable law to be disclosed, provided that the Vendor give the Company and the Purchaser prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

6.	WARRANTIES AND REPRESENTATIONS OF THE PURCHASER

6.1
The Purchaser warrants and represents to the Vendor and the Company with the intent that the Vendor and the Company will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein, that:

(a)
the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has the power, authority and capacity to enter into this Agreement and to carry out its terms;

(b)
the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(c)
no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby;

(d)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)	conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of the Purchaser,

(ii)
conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Purchaser is subject or constitute or result in a default under any agreement, contract or commitment to which the Purchaser is a party,

(iii)
subject to obtaining any necessary consents of applicable regulatory authorities, give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any agreement, contract, or commitment to the Purchaser is a party,

(iv)
give to any government or governmental authority, including any governmental department, commission, bureau, board, or administrative agency any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to any of the entities and which is necessary or desirable in connection with the conduct and operation of the business of the Purchaser as currently conducted, or

(v)
subject to obtaining any necessary consents of applicable regulatory authorities, constitute a default by the Purchaser or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any indebtedness of the Purchaser which would give any person the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument; and

(e)
the corporate records of the Purchaser, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions the Purchaser have been promptly and properly recorded in its books or filed with its records.

7.	ACKNOWLEDGEMENTS OF THE VENDOR

7.1
The Vendor acknowledges and agrees that the Vendor has been advised to consult the Vendor’s own legal, tax and other advisors with respect to the merits and risks of the sale of the Shares, and it is solely responsible (and the Purchaser is not in any way responsible) for compliance with any applicable laws of the jurisdiction in which the Vendor is resident in connection with the sale of the Shares hereunder.

8.	ACKNOWLEDGEMENTS OF THE PURCHASER

8.1	The Purchaser acknowledges and agrees that:

(a)
none of the Shares have been registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold except pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in accordance with applicable state securities laws;

(b)	the Company has not undertaken, and will have no obligation, to register any of the Shares under the 1933 Act;

(c)
the Purchaser has been advised to consult the Purchaser’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions, and it is solely responsible (and the Vendor is not in any way responsible) for compliance with applicable resale restrictions; and

(d)	neither the United States Securities and Exchange Commission nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares.

9.	COVENANTS

9.1	Between the execution date and the Closing Date, the Vendor:

(a)
will cause the Company to afford to the Purchaser and its authorized representatives access during normal business hours to all properties, books, contracts, commitments, records of the Company and furnish such copies (certified if requested) thereof and other information as the Purchaser may reasonably request, and to permit the Purchaser and its authorized representatives to make such audit of the books of account of the Company as the Purchaser may reasonably see fit;

(b)
will diligently take all reasonable steps to obtain, prior to the Closing Date, all consents and approvals required to complete the transactions contemplated herein in accordance with the terms and conditions hereof and give such assurances as may be required in the reasonable opinion of the Purchaser’s counsel for more perfectly consummating the transaction contemplated hereby and referenced herein;

(c)	will cause the Company to conduct its business and affairs diligently and only in the ordinary course, and preserve and maintain the assets and goodwill of the Company;

(d)	will not sell or otherwise in any way alienate or dispose of or encumber any of the Company’s assets;

(e)	will cause the Company to maintain insurance coverage of the scope and in the amounts presently held; and

(f)
will not permit the Company to make or agree to make any payment to any director, officer, employee or agent of the Company except in the ordinary course of business and at the regular rates of salary and commission for such person or as reasonable reimbursement for expenses incurred by such person in connection with the Company.

9.2	Between the execution date and the Closing Date, the Purchaser:

(a)	shall cause to be reserved for issuance that number of shares of common stock in its capital as is equal in number to the Purchase Price Shares.

(b)	shall issue the Purchase Price Shares;

(c)	shall effect a 52 for 1 forward split in its shares (“Forward Split”);

9.3	Between the execution date and the Closing Date, Andrew Hamilton shall have cancelled and returned to treasury 9,106,000 of common shares of the Purchaser held by him on a pre-Forward Split basis.

10.	CONDITIONS PRECEDENT

10.1	The obligation of the Purchaser to carry out the terms of this Agreement and to complete the purchase of Shares referred to in this Agreement is subject to the following conditions:

(a)	this Agreement and the sale of the Shares has been approved by the board of directors of the Company on or before the Closing Date;

(b)
that on the Closing Date, the acknowledgements, warranties and representations of the Vendor and the Company as set forth in this Agreement will be true in every particular as if such acknowledgements, warranties and representations had been made by the Vendor and the Company on the Closing Date;

(c)	that on the Closing Date, the Purchaser will have received evidence satisfactory to the Purchaser, in its sole discretion, that the purchase of the Shares complies with Nevada law;

(d)
the Purchaser and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the solicitors and the Purchaser are satisfied with the results of such due diligence;

(e)
that on the Closing Date, no suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement, or

(ii)	cause the transactions to be rescinded following consummation;

(f)
that on the Closing Date, there are no claims, charges, arbitrations, grievances, actions, suits, investigations or proceedings by or before any court, arbiter, administrative agency or other governmental authority pending, threatened (other than potential liquidation or bankruptcy petitions) against the Company or which involves any of the business, or the properties or assets of the Company that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of the Company taken as a whole;

(g)	that on the Closing Date, the Purchaser will have received evidence satisfactory to the Purchaser, in its sole discretion, that:

(i)
the Company is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation by it of, any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of the Company;

(ii)
the Company has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents required to conduct its business; and

(iii)	the Company owns all intellectual property assets and other property necessary for the operation of the business of the Company as it is currently conducted;

(h)
the Purchaser and its accountant having had a reasonable opportunity to review the Financial Statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of the Company, prepared in accordance with generally accepted accounting principles and that both the Purchaser and its accountant are satisfied with the content of such Financial Statements.

10.2
This is a valid and binding Agreement, whether or not the foregoing conditions are satisfied; however, the obligation of the Purchaser to complete the purchase and sale is subject to waiver or satisfaction of these conditions precedent.  The conditions set forth in Section  10.1 of this Agreement are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date, but save as so waived, the completion of the purchase of the Shares by the Purchaser will not prejudice or affect in any way the rights of the Purchaser in respect of the acknowledgements, warranties and representations of the Vendor and the Company as set forth in this Agreement, and the said acknowledgements, warranties and representations will survive the Closing Date and the payment of the Purchase Price.

10.3	The obligations of the Vendor and the Company to carry out the terms of this Agreement and to complete the sale of Shares referred to in this Agreement is subject to the following conditions:

(a)	this Agreement and the purchase of the Shares has been approved by the board of directors of the Purchaser on or before the Closing Date; and

(b)
that on the Closing Date, the acknowledgements, warranties and representations of the Purchaser as set in this Agreement will be true in every particular as if such acknowledgements, warranties and representations had been made by the Purchaser on the Closing Date.

10.4
This is a valid and binding Agreement, whether or not the foregoing conditions are satisfied; however, the obligations of the Vendor and the Company to complete the purchase and sale are subject to waiver or satisfaction of these conditions precedent.  The conditions set forth in Section 10.3 of this Agreement are for the exclusive benefit of the Vendor and the Company and may be waived by the Vendor and the Company in writing in whole or in part on or before the Closing Date, but save as so waived, the completion of the sale of the Shares by the Vendor will not prejudice or affect in any way the rights of the Vendor and the Company in respect of the acknowledgements, warranties and representations of the Purchaser as set forth in this Agreement, and the said acknowledgements, warranties and representations will survive the Closing Date and the payment of the Purchase Price.

11.	CLOSING DELIVERIES

11.1
At the closing, the Vendor and the Company will execute and deliver or cause to be executed and delivered all documents, instruments, resolutions and share certificates as are necessary to effectively transfer and assign the Shares to the Purchaser, free and clear of all liens, including the following:

(a)	a directors resolution and/or shareholders resolution of the Company, as applicable, authorizing the transfer of the Shares to the Purchaser;

(b)	executed copies of this Agreement;

(c)	share certificates representing the Shares, duly endorsed by the Vendor for transfer to the Purchaser;

(d)
release, in form and substance satisfactory to the Purchaser, acting reasonably, executed by the Vendor in favor of the Company releasing the Company from any and all manner of actions, causes of actions, suits, proceedings, debts, dues, profits, expenses, contracts, damages, claims, demands, and liabilities whatsoever, in law or in equity, which the Vendor ever had, now has, or may have against the Company for or by reason of any matter, cause or thing whatsoever done or omitted to be done by the Vendor up to the Closing Date;

(e)
a closing warranty and certificate from the Vendor and the Company confirming that the conditions to be satisfied by the Vendor and the Company, unless waived, set out in Section 10.1 have been satisfied at the Closing Date and that all representations and warranties of the Vendor and the Company contained in this Agreement are true at and as of the Closing Date;

(f)	a copy of the Company's share register evidencing registration in the Company's share register of the Purchaser as the owner of the Shares;

(g)	a legal opinion from counsel for the Company and/or the Vendor addressed to the Purchaser and its solicitors in a form reasonably satisfactory to such solicitors to the effect that:

(i)	the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation;

(ii)	the authorized and issued share capital of the Company is as represented and warranted in this Agreement;

(iii)	such counsel is not aware of any litigation, proceedings or investigations pending or threatened against the Company not disclosed in this Agreement; and

(iv)	all necessary approvals from the Company have been obtained and are in full force and effect with respect to the transfer of the Shares to the Purchaser as contemplated by herein; and

(h)	all other documents and instruments as the Purchaser’s solicitors may reasonably require.

11.2	The Purchaser will deliver the following on or before the Closing Date:

(a)	executed copies of this Agreement;

(b)
a closing warranty and certificate from the Purchaser confirming that the conditions to be satisfied by the Purchaser, unless waived, set out in Section 10.3 have been satisfied at the Closing Date and that all representations and warranties of the Purchaser contained in this Agreement are true at and as of the Closing Date;

(c)	a legal opinion from counsel for the Purchaser addressed to the Company and its solicitors in a form reasonably satisfactory to such solicitors to the effect that:

(i)	the Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation;

(ii)	all necessary approvals from the Purchaser have been obtained and are in full force and effect with respect to the issuance of the Purchase Price Shares to the Vendor as contemplated by herein; and

(d)	all other documents and instruments as the Vendor and the Company’s solicitors may reasonably require.

12.	INDEMNITY

12.1	The Vendor will indemnify and hold harmless the Purchaser from and against:

(a)	any and all losses, damages, costs or deficiencies directly or indirectly resulting from any misrepresentation or breach of warranty on the part of the Vendor or the Company under this Agreement; and

(b)	any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incidental to the foregoing,

and the Purchaser is hereby authorized, at its option, to settle such claims and make any payment in relation thereto as the Purchaser sees fit.

13.	GENERAL PROVISIONS

13.1	Time is of the essence of this Agreement.

13.2
The parties will execute and deliver all such further documents and instruments and do all acts and things as may be necessary or convenient to carry out the full intent and meaning of and to effect the transactions contemplated by this Agreement.

13.3
This Agreement is the whole agreement between the parties hereto in respect of the purchase and sale contemplated hereby and there are no warranties, representations, terms, conditions, or collateral agreements expressed or implied, statutory or otherwise, other than expressly set forth in this Agreement.

13.4	This Agreement will enure to the benefit of and be binding upon the parties hereto, and their respective heirs, administrators, executors, successors and assigns.

13.5
Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the party or parties affected thereby.

13.6	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

13.7
Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

13.8	There are no representations, warranties, collateral agreements, or conditions except as herein specified.

13.9
Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by prepaid registered post, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the Vendor at her address as it appears on the books of the Company and any such notice will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

13.10	This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

13.11
If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement.  All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

GRAVHAVEN LIMITED

Per:	_________________________________
Authorized Signatory

2146281 ONTARIO INC.

Per:	/s/ P. Leslie Hammond
Authorized Signatory

CONSCIOUS INTENTION INC.

Per:	/s/ Andrew Hamilton
Authorized Signatory

ANDREW HAMILTON

Per:	/s/ Andrew Hamilton
Andrew Hamilton

SCHEDULE A

Financial Statements of Vendor to be supplied prior to the Closing

SCHEDULE B

Assets of 2146281 Ontario Inc.

Interests in the “Claims” as described and defined in the Material Contracts listed in Schedule C.

SCHEDULE C

Material Contracts of 2146281 Ontario Inc.

1.	Elliot Lake South Project Agreement, dated August 27, 2007, between 2060014 Ontario Ltd. and 2146281 Ontario Inc.

2.	Longlac Project Agreement, dated August 27, 2007, between 2060014 Ontario Ltd. and 2146281 Ontario Inc.

3.	Monmouth Agreement, dated August 31, 2007, between Yvon Gagne and 2146281 Ontario Inc.

SCHEDULE D

Definition of “NMR”

Net Mineral Royalty

1.	Definitions

Where used herein:

(a)	“Agreement” means the agreement to which this schedule is attached.

(b)	“Claims” means those mineral claims set forth in the Material Contracts listed in Schedule C of the Agreement.

(c)	“Fiscal Period” means a three month period ending on the last day of March, June, September and December of each calendar year;

(d)	“Net Mineral Royalty” or “NMR” means the Revenue received by the Purchaser from the sale of Product from mining operations on the Claims.

(e)	“Ore” means any material containing a mineral or minerals of commercial economic value mined from the Claims;

(f)
“Product” means Ore mined from the Claims and any concentrates or other materials or products derived therefrom; provided that if any such Ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Claims, such Ore, concentrates or other materials or products shall not be considered to be “Product” until after they have been so treated.

(g)
“Revenue” means gross revenues during each Fiscal Period received by the Royalty Payer from the sale of Product by the Royalty Payer to the smelter, refiner or other purchaser, plus any bonuses and subsidies less all penalties, umpire assaying, assaying, transportation costs from mine site, sampling charges, and insurance costs, whether deducted by such purchaser or otherwise paid or incurred by Royalty Payer. Where revenue otherwise to be included under this subsection is received by Royalty Payer in a transaction with a party with whom it is not dealing at arm’s length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

(h)	“Royalty Interest” means the NMR payable to Royalty Holder pursuant to the Agreement;

(i)	“Royalty Holder” means “Vendor”, as defined in the Agreement, his heirs, executors and assigns;

(j)	“Royalty Payer” means the “Purchaser”, as defined in the Agreement, its successors and assigns.

Capitalized terms which are not specifically defined in this Schedule shall have the meaning given to them in the Agreement.

2.	Net Mineral Royalty

For each Fiscal Period, Royalty Payer shall pay Royalty Holder the Royalty Interest specified by the Agreement, calculated and paid in accordance with this Schedule.

3.	Calculation of Net Mineral Royalty

The NMR shall be computed at the end of each Fiscal Quarter.  On or before the last day of the first month following each Fiscal Quarter, a statement shall be furnished setting forth in reasonable detail the computation of the NMR for the previous Fiscal Quarter and the Royalty Interest due to the Royalty Holder, if any.  Payment for the Royalty Interest due, if any, shall be enclosed with such statement.

4.	Audit

The Royalty Holder, upon written notice to the Royalty Payer shall have the right to have an independent firm of chartered accountants audit the records that relate to the calculation of the Royalty Interest within twenty-four (24) months after receipt of each payment described in this Schedule.

The Royalty Holder shall be deemed to have waived any right it may have had to object to a payment made for any calendar year unless it provides notice in writing of such an objection within twenty-four (24) months after receipt of each payment.  If the parties are unable to resolve any such dispute within sixty (60) days after receipt of such notice, the dispute shall be resolved by arbitration.

5.	Commingling of Ore

Before any Products from the Claims are commingled with ores and minerals from other properties, the Products from the Claims shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content. Representative samples of the Products shall be retained by the Royalty Payer and assays (including penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine metal, commercial minerals and other appropriate content.  Detailed records shall be kept by Royalty Payer showing measures, moisture, assays of metal, commercial and other appropriate content and penalty substances, and gross metal content of the Products.  From this information, Royalty Payer shall determine the amount payable to Royalty Holder from Products from the Claims commingled with ores and minerals from other properties.